Exhibit B-1(a)                                   Unofficial English Translation



                             Articles of Association

ss.1 Company Name and Location of Principal Office

     1. The name of the company is: E.ON US Holding GmbH.

     2. The principal office of the company is located in Dusseldorf.

ss.2 Business Purpose

     1. The company's purpose is the management and maintenance of its own assets.

     2. The company can promote, start, acquire and take interests in businesses that further its company purpose. It is authorized to take all actions and measures indirectly or directly related to its corporate purpose.

ss.3 Capital Stock and Paid-In Capital

     1. The capital stock of the company is 26,000 euro - in words, twenty-six thousand euro.

     2. The capital stock of the company consists of shares in two businesses, in the amount of 25,000 euro and 1,000 euro.

ss.4 Duration and Fiscal Year

     1. The company shall exist indefinitely.

     2. Its fiscal year is the calendar year.

     The first fiscal year begins upon the registration of the company in the business registry, and ends the following December 31st.

ss.5 Company Management and Representation

     1. The Company shall have one or more managers.

     2. If the company has only one manager, he will represent the company alone. If more than one manager is appointed, the company will be jointly represented either by the managers together, or by a manager together with an authorized representative.

     3. The meeting of company shareholders may specify different rules regarding representation, in particular giving all or certain individual manager(s) the power to represent the company alone, and relieving the managers from the restrictions of ss.181 of the German Civil Code.

ss.6 Annual Accounting


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Exhibit B-1(a)                                   Unofficial English Translation


     The managers must prepare the annual accounts for the previous year within the legally prescribed period and must provide disclosure thereof to the extent required by law.

ss.7 Notices

     Notices are only to be published in the Federal Register.

ss.8 Final Article

     1. Should any provision of these articles be or become unenforceable, the enforceability of the other provisions shall not be affected thereby. Such unenforceable provision should be replaced by one that is enforceable and which comes as close as possible to the aim of the stricken provision.

     2. The costs and taxes related to start-up and registration fees (in particular notary and court fees, costs of publication, taxes, fees for legal and tax advice, consultant fees, and banking fees) are to be borne by the company, up to the amount of 1,500 euro.




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